UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2023

Celularity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave
Florham Park, New Jersey		07932
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 18, 2023, Celularity Inc., or the Company, entered into a letter agreement with YA II PN, Ltd., or Yorkville, to extend the maturity date of the Pre-Paid Advance Agreement dated September 15, 2022, or PPA, from September 15, 2023 to December 31, 2023. Additionally, Yorkville agreed not to declare an event of default, as defined in the PPA, until January 1, 2024. Pursuant to the terms of the letter agreement, the Company agreed to partially pay down the outstanding balance of the pre-paid advance in the amount of $2,500,000, with $2,000,000 due and payable on or before October 5, 2023 and the remaining $500,000 due and payable on or before October 31, 2023. Further, while the pre-paid advance remains outstanding, upon the settlement of a subsequent financing event in which the Company’s unrestricted cash and cash equivalents is greater than or equal to $8,000,000, the Company agreed to make a payment to Yorkville from the proceeds of such financing event greater than such $8,000,000.

In connection with the maturity date extension, the Company further agreed to issue 2,707,308 shares of the Company’s Class A common stock, par value $0.0001 per share, or the Class A common stock, to Yorkville. The shares of Class A common stock were issued with piggyback registration rights such that the resale of such shares by Yorkville are to be included on any such registration statement filed by the Company following the issuance.

The shares of Class A common stock were issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended, or the Act, and Regulation D promulgated thereunder. The offer and sale of the shares has not been registered under the Act or any state securities laws. The shares of Class A common stock may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this current report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the shares described herein.

The foregoing descriptions of the material terms of the letter agreement are qualified in their entirety by reference to the complete text of such agreement, the form of which the Company intends to file with the SEC as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above under Item 1.01 to the extent applicable is hereby incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2023, Lim Kok Thay, a Class II member of the board of directors of the Company, notified the board of his intention to resign as a member of the board and all committees thereof effective immediately. Mr. Lim’s decision to resign was not due to any disagreement with the Company on any matter, or relating to its operations, policies, or practices. In connection with accepting Mr. Lim’s resignation, the board resolved to reduce the size of the board from nine to seven members in order to eliminate the vacancy in Class II caused by Mr. Lim’s departure and the vacancy in Class III resulting from the previously reported departure of John Sculley.

Item 8.01	Other Events.

As previously reported on March 17, 2023, the Company received notice from the Listing Qualifications department of the Nasdaq Stock Market LLC, or Nasdaq, that the Company no longer complied with the minimum bid price requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5450(a)(1) because the closing bid price for the Company’s Class A common stock had fallen below $1.00 per share for the last 30 consecutive business days. Therefore, in accordance with Nasdaq’s Listing Rules, or the Rules, the Company was provided 180 calendar days, or until September 11, 2023, to regain compliance.

Although the Company’s common stock had not regained compliance with the minimum $1.00 bid price per share requirement, on September 12, 2023, Nasdaq notified the Company that the Nasdaq has granted an additional 180 calendar day period, or until March 11, 2024, to regain compliance based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement, and written notice of the Company’s intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. According to Nasdaq’s notice, if at any time during this additional time period the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, the Staff will provide written confirmation of compliance and this matter will be closed.

If the Company chooses to implement a reverse stock split, it must be completed no later than 10 business days prior to March 11, 2024 to timely regain compliance. If it appears to Nasdaq that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notification that the Company’s common stock will be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELULARITY INC.

Date:	September 19, 2023	By:	/s/ Robert J. Hariri
Robert J. Hariri, M.D., Ph.D. Chairman and Chief Executive Officer